UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 30, 2006

Intermec, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington www.intermec.com		98203-1264
(Address of principal executive offices and internet site)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                                             Costs Associated with Exit or Disposal Activities

On March 30, 2006, Intermec, Inc. filed a Current Report on Form 8-K in connection with an announcement regarding closure of its design centers in Goteborg and Lund, Sweden. The activities currently assigned to the design centers in Sweden will be reassigned to other parts of Intermec or moved to third-party vendors to improve efficiencies and benefit from reduced cost. In addition to the anticipated cost savings, this realignment of resources is expected to increase new product development capacity. The total cost of closing the design centers in Sweden and the elimination of 65 positions in Sweden is estimated to be approximately $5.0 million. The estimated restructuring costs include $2.9 million of employee termination expense, facility closure costs of $1.4 million, non-cash asset impairment expense of $0.1 million and other exit costs of $0.6 million. We recorded a restructuring charge of $1.1 million for employee termination costs in the first quarter of 2006, in accordance with SFAS 146, and anticipate most of the remaining unrecognized restructuring costs will be recognized over the last 3 quarters of 2006. Of the total $5.0 million estimated restructuring charge, approximately $4.9 million will be cash expenditures. Intermec expects to complete closure of the facilities by September 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermec, Inc.
(Registrant)

Date: May 12, 2006	By:	/s/ Fredric B. Anderson
Fredric B. Anderson
Vice President, Controller and
Acting Chief Financial Officer